Morgan Stanley Finance LLC	Free Writing Prospectus relating to Preliminary Terms No. 1,015 Registration Statement Nos. 333-221595; 333-221595-01 Dated October 5, 2018 Filed pursuant to Rule 433

Structured Investments

Callable Contingent Income Securities due October 24, 2023

All Payments on the Securities Based on the Worst Performing of the Russell 2000® Index, the NASDAQ-100® Index and the Dow Jones Industrial AverageSM

This document provides a summary of the terms of the securities offered by Morgan Stanley Finance LLC. Investors should review carefully the accompanying preliminary terms, prospectus supplement, index supplement and prospectus prior to making an investment decision.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC (“MSFL”)
Guarantor:	Morgan Stanley
Underlying indices:	Russell 2000® Index (the “RTY Index”), the NASDAQ-100® Index (“the NDX Index”) and Dow Jones Industrial AverageSM (the “INDU Index”). For more information about the underlying indices, see the accompanying preliminary terms.
Stated principal amount:	$1,000 per security
Pricing date:	October 19, 2018
Original issue date:	October 24, 2018 (3 business days after the pricing date)
Maturity date:	October 24, 2023
Optional early redemption:	Beginning on October 24, 2019, we will have the right to redeem the securities, at our discretion, in whole but not in part, on any quarterly redemption date for the redemption payment. If we decide to redeem the securities, we will give you notice at least 3 business days before the redemption date specified in the notice. No further payments will be made on the securities once they have been redeemed.
Contingent monthly coupon:

If, on any observation date, the index closing value of each underlying index is greater than or equal to its respective coupon barrier level, we will pay a contingent monthly coupon at the following annual rates:

•     from and including the original issue date to but excluding October 24, 2019: 6.00% (corresponding to approximately $5.00 per month per security)

•      from and including October 24, 2019 to but excluding October 22, 2020: 7.00% (corresponding to approximately $5.833 per month per security)

•      from and including October 22, 2020 to but excluding October 22, 2021: 8.00% (corresponding to approximately $6.667 per month per security)

•      from and including October 22, 2021 to but excluding October 24, 2022: 9.00% (corresponding to approximately $7.50 per month per security)

•      from and including October 24, 2022 to but excluding the maturity date: 10.00% (corresponding to approximately $8.333 per month per security)

If, on any observation date, the closing value of any underlying index is less than the coupon barrier level for such index, no contingent monthly coupon will be paid with respect to that observation date. It is possible that one or more underlying indices will remain below the respective coupon barrier level(s) for extended periods of time or even throughout the entire term of the securities so that you will receive few or no contingent monthly coupons.

Payment at maturity:

If the securities have not previously been redeemed, investors will receive on the maturity date a payment at maturity determined as follows:

If the final index value of each underlying index is greater than or equal to its respective downside threshold level: the stated principal amount and the contingent monthly coupon with respect to the final observation date.

If the final index value of any underlying index is less than its respective downside threshold level: (i) the stated principal amount multiplied by (ii) the index performance factor of the worst performing underlying index. Under these circumstances, the payment at maturity will be less than 70% of the stated principal amount of the securities and could be zero.

Agent:	Morgan Stanley & Co. LLC, an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms. The agent commissions will be as set forth in the final pricing supplement.
Estimated value on the pricing date:	Approximately $940.40 per security, or within $30.00 of that estimate. See “Investment Summary” in the accompanying preliminary terms.
Terms continued on the following page

Overview

The securities offered are unsecured obligations of MSFL and are fully and unconditionally guaranteed by Morgan Stanley. The securities have the terms described in the accompanying preliminary terms, prospectus supplement, index supplement and prospectus. The securities do not guarantee the repayment of principal and do not provide for the regular payment of interest. Instead, the securities will pay a contingent monthly coupon but only if the index closing value of each of the Russell 2000® Index, the NASDAQ-100® Index and the Dow Jones Industrial AverageSM on the related observation date is at or above 70% of its respective initial index value, which we refer to as the respective coupon barrier level. If the index closing value of any underlying index is less than the coupon barrier level for such index on any observation date, we will pay no interest for the related monthly period. In addition, beginning on October 24, 2019, we will have the right to redeem the securities at our discretion on any quarterly redemption date for a redemption payment equal to the sum of the stated principal amount plus any contingent monthly coupon otherwise due with respect to the related observation date. An early redemption of the securities will be at our discretion and will not automatically occur based on the performance of the underlying index. At maturity, if the securities have not previously been redeemed and the final index value of each underlying index is greater than or equal to 70% of the respective initial index value, which we refer to as the downside threshold level, the payment at maturity will be the stated principal amount and the related contingent monthly coupon. If, however, the final index value of any underlying index is less than its downside threshold level, investors will be exposed to the decline in the worst performing underlying index on a 1-to-1 basis and will receive a payment at maturity that is less than 70% of the stated principal amount of the securities and could be zero. Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment based on the performance of any underlying index and also the risk of not receiving any monthly coupons during the entire five-year term of the securities. Because payments on the securities are based on the worst performing of the underlying indices, a decline beyond the respective coupon barrier level and/or respective downside threshold level, as applicable, of any underlying index will result in few or no contingent monthly coupons and/or a significant loss of your investment, as applicable, even if the other underlying indices have appreciated or have not declined as much. Investors will not participate in any appreciation in any underlying index. These long-dated securities are for investors who are willing to risk their principal and seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving no monthly interest if any underlying index closes below the coupon barrier level for such index on the observation dates, and the risk of an early redemption of the securities at our discretion. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Investing in the securities involves risks. See “Selected Risks” on the following page and “Risk Factors” in the accompanying preliminary terms.

You should read this document together with the accompanying preliminary terms, prospectus supplement, index supplement and prospectus describing the offering before you decide to invest. You may access the preliminary terms through the below link:

https://www.sec.gov/Archives/edgar/data/895421/000095010318011071/dp95982_424b2-ps1015a1.htm

Terms continued from previous page:

Redemption payment:	The redemption payment will be an amount equal to (i) the stated principal amount plus (ii) any contingent monthly coupon otherwise due with respect to the related observation date.
Redemption dates:	Quarterly, on October 24, 2019, January 24, 2020, April 23, 2020, July 23, 2020, October 22, 2020, January 22, 2021, April 22, 2021, July 22, 2021, October 22, 2021, January 24, 2022, April 22, 2022, July 22, 2022, October 24, 2022, January 24, 2023, April 24, 2023 and July 24, 2023. If any such day is not a business day, the redemption payment will be made on the next succeeding business day and no adjustment will be made to any redemption payment made on that succeeding business day.
Initial index value:

With respect to the RTY Index: its index closing value on the pricing date

With respect to the NDX Index: its index closing value on the pricing date

With respect to the INDU Index: its index closing value on the pricing date

Final index value:	With respect to each index, the respective index closing value on the final observation date
Worst performing underlying:	The underlying index with the largest percentage decrease from the respective initial index value to the respective final index value
Index performance factor:	Final index value divided by the initial index value
Coupon barrier level:

With respect to the RTY Index: 70% of the initial index value for such index

With respect to the NDX Index: 70% of the initial index value for such index

With respect to the INDU Index: 70% of the initial index value for such index

Downside threshold level:

With respect to the RTY Index: 70% of the initial index value for such index

With respect to the NDX Index: 70% of the initial index value for such index

With respect to the INDU Index: 70% of the initial index value for such index

Coupon payment dates:	Monthly, as set forth under “Observation Dates and Coupon Payment Dates” in the accompanying preliminary terms. If any such day is not a business day, that contingent monthly coupon, if any, will be paid on the next succeeding business day and no adjustment will be made to any coupon payment made on that succeeding business day; provided further that the contingent monthly coupon, if any, with respect to the final observation date shall be paid on the maturity date.
Observation dates:	Monthly, as set forth under “Observation Dates and Coupon Payment Dates” in the accompanying preliminary terms, subject to postponement for non-index business days and certain market disruption events. We also refer to October 19, 2023 as the final observation date.
CUSIP / ISIN:	61768DFG5 / US61768DFG51
Listing:	The securities will not be listed on any securities exchange.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms. Please review those risk factors carefully prior to making an investment decision.

•	The securities do not guarantee the return of any principal.

•	The securities do not provide for the regular payment of interest.

•	The securities are subject to our redemption right.

•	You are exposed to the price risk of each underlying index, with respect to both the contingent monthly coupons, if any, and the payment at maturity, if any.

•	Because the securities are linked to the performance of the worst performing underlying index, you are exposed to greater risks of no contingent monthly coupons and sustaining a significant loss on your investment than if the securities were linked to just one index.

•	The contingent monthly coupon, if any, is based only on the value of each underlying index on the related monthly observation date.

•	Investors will not participate in any appreciation in either underlying index.

•	The securities are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies.

•	The market price will be influenced by many unpredictable factors.

•	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

•	As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

•	Not equivalent to investing in the underlying indices.

•	The securities will not be listed on any securities exchange and secondary trading may be limited. Accordingly, you should be willing to hold your securities for the entire 5-year term of the securities.

•	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

•	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

•	Hedging and trading activity by our affiliates could potentially affect the value of the securities.

•	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

•	Adjustments to the underlying indices could adversely affect the value of the securities.

•	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary terms under the caption “Additional Information About the Securities– Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities. However, you should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Examples

The following hypothetical examples illustrate how to determine whether a contingent monthly coupon is paid with respect to an observation date and how to calculate the payment at maturity. The following examples are for illustrative purposes only. Whether you receive a contingent monthly coupon will be determined by reference to the index closing value of each underlying index on each monthly observation date, and the amount you will receive at maturity, if any, will be determined by reference to the final index value of each underlying index on the final observation date. Any early redemption of the securities will be at our discretion. The actual initial index value, coupon barrier level and downside threshold level for each underlying index will be determined on the pricing date. All payments on the securities, if any, are subject to our credit risk. The below examples are based on the following terms:

Contingent Monthly Coupon:

If, on any observation date, the index closing value of each underlying index is greater than or equal to its respective coupon barrier level, we will pay a contingent monthly coupon on the related contingent coupon payment date at the following monthly rates:

•     from and including the original issue date to but excluding October 24, 2019: 6.00% (corresponding to approximately $5.00 per month per security)

•     from and including October 24, 2019 to but excluding October 22, 2020: 7.00% (corresponding to approximately $5.833 per month per security)

•     from and including October 22, 2020 to but excluding October 22, 2021: 8.00% (corresponding to approximately $6.667 per month per security)

•     from and including October 22, 2021 to but excluding October 24, 2022: 9.00% (corresponding to approximately $7.50 per month per security)

•     from and including October 24, 2022 to but excluding the maturity date: 10.00% (corresponding to approximately $8.333 per month per security)

If, on any observation date, the closing value of any underlying index is less than the coupon barrier level for such index, no contingent monthly coupon will be paid with respect to that observation date. It is possible that one or more underlying indices will remain below the respective coupon barrier level(s) for extended periods of time or even throughout the entire term of the securities so that you will receive few or no contingent monthly coupons.

Optional Early Redemption:	Beginning on October 24, 2019, we will have the right to redeem the securities at our discretion on any quarterly redemption date for a redemption payment equal to the stated principal amount plus any contingent monthly coupon otherwise due with respect to the related observation date. If the securities are redeemed prior to maturity, you will receive no more contingent monthly coupon payments, may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.
Payment at Maturity (if the securities have not been redeemed early at our option):

If the final index value of each underlying index is greater than or equal to its respective downside threshold level: the stated principal amount and the contingent monthly coupon with respect to the final observation date.

If the final index value of any underlying index is less than its respective downside threshold level: (i) the stated principal amount multiplied by (ii) the index performance factor of the worst performing underlying index. Under these circumstances, the payment at maturity will be less than 70% of the stated principal amount of the securities and could be zero.

Stated Principal Amount:	$1,000
Hypothetical Initial Index Value:	With respect to the RTY Index: 1,200 With respect to the NDX Index: 7,400 With respect to the INDU Index: 25,000
Hypothetical Coupon Barrier Level:

With respect to the RTY Index: 840, which is 70% of the hypothetical initial index value for such index

With respect to the NDX Index: 5,180, which is 70% of the hypothetical initial index value for such index

With respect to the INDU Index: 17,500, which is 70% of the hypothetical initial index value for such index

Hypothetical Downside Threshold Level:

With respect to the RTY Index: 840, which is 70% of the hypothetical initial index value for such index

With respect to the NDX Index: 5,180, which is 70% of the hypothetical initial index value for such index

With respect to the INDU Index: 17,500, which is 70% of the hypothetical initial index value for such index

* The actual monthly coupon will be an amount determined by the calculation agent based on the number of days in the applicable payment period, calculated on a 30/360 basis.

How to determine whether a contingent monthly coupon is payable with respect to an observation date (if the securities have not been previously redeemed):

	Index Closing Value			Contingent Monthly Coupon
	RTY Index	NDX Index	INDU Index
Hypothetical Observation Date 1	950 (at or above coupon barrier level)	6,000 (at or above coupon barrier level)	19,000 (at or above coupon barrier level)	Paid at the applicable rate
Hypothetical Observation Date 2	1,200 (at or above coupon barrier level)	8,000 (at or above coupon barrier level)	13,500 (below coupon barrier level)	$0
Hypothetical Observation Date 3	600 (below coupon barrier level)	7,500 (at or above coupon barrier level)	18,500 (at or above coupon barrier level)	$0
Hypothetical Observation Date 4	500 (below coupon barrier level)	3,000 (below coupon barrier level)	12,750 (below coupon barrier level)	$0

On hypothetical observation date 1, RTY Index, the NDX Index and the INDU Index all close at or above their respective coupon barrier levels. Therefore a contingent monthly coupon is paid on the relevant coupon payment date. The applicable contingent monthly coupon rates are shown on the cover of this document and are lower during the early months of the term of the securities than in the latter months of the term of the securities.

On each of the hypothetical observation dates 2 and 3, at least one underlying index closes at or above its coupon barrier level but one or both of the other underlying indices close below their respective coupon barrier level(s). Therefore, no contingent monthly coupon is paid on the relevant coupon payment date.

On hypothetical observation date 4, each underlying index closes below its respective coupon barrier level and accordingly no contingent monthly coupon is paid on the relevant coupon payment date.

How to calculate the payment at maturity (if the securities have not been redeemed early at our option):

	Final Index Value			Payment at Maturity
	RTY Index	NDX Index	INDU Index
Example 1:	1,500 (at or above the downside threshold level)	8,500 (at or above the downside threshold level)	27,000 (at or above the downside threshold level)	$1,010 (the stated principal amount plus the contingent monthly coupon with respect to the final observation date)
Example 2:	900 (at or above the downside threshold level)	6,000 (at or above the downside threshold level)	10,000 (below the downside threshold level)	$1,000 x index performance factor of the worst performing underlying = $1,000 x (10,000 / 25,000) = $400
Example 3:	480 (below the downside threshold level)	6,500 (at or above the downside threshold level)	20,000 (at or above the downside threshold level)	$1,000 x (480 / 1,200) = $400
Example 4:	360 (below the downside threshold level)	3,700 (below the downside threshold level)	10,000 (below the downside threshold level)	$1,000 x (360 / 1,200) = $300
Example 5:	480 (below the downside threshold level)	4,440 (below the downside threshold level)	7,500 (below the downside threshold level)	$1,000 x (7,500 / 25,000) = $300

In example 1, the final index values of the RTY Index, the NDX Index and the INDU Index are all at or above their downside threshold levels. Therefore, investors receive at maturity the stated principal amount of the securities and the contingent monthly coupon with respect to the final observation date. However, investors do not participate in the appreciation of any underlying index.

In examples 2 and 3, the final index value(s) of one or two of the underlying indices are at or above their respective downside threshold level(s) but the final index value(s) of one or both of the other underlying indices are below their respective downside threshold level(s). Therefore, investors are exposed to the downside performance of the worst performing underlying index at maturity and receive at maturity an amount equal to the stated principal amount times the index performance factor of the worst performing underlying index.

Similarly, in examples 4 and 5, the final index value of each underlying index is below its respective downside threshold level, and investors receive at maturity an amount equal to the stated principal amount times the index performance factor of the worst performing underlying index. In example 4, the RTY Index has declined 70% from its initial index value to its final index value, the NDX Index has declined 50% from its initial index value to its final index value and the INDU Index has declined 60% from its initial index value to its final index value. Therefore, the payment at maturity equals the stated principal amount times the index performance factor of the RTY Index, which is the worst performing underlying index in this example. In example 5, the RTY Index has declined 60% from its initial index value to its final index value, the NDX Index has 40% and the INDU Index has declined 70% from its initial index value to its final index value. Therefore the payment at maturity equals the stated principal amount times the index performance factor of the INDU Index, which is the worst performing underlying index in this example.

If the securities have not been redeemed prior to maturity and the final index value of ANY underlying index is below its respective downside threshold level, you will be exposed to the downside performance of the worst performing underlying index at maturity, and your payment at maturity will be less than $700 per security and could be zero.

Russell 2000® Index Historical Performance

The following graph sets forth the daily index closing values of the Russell 2000® Index for each quarter in the period from January 1, 2013 through September 24, 2018. You should not take the historical values of the Russell 2000® Index as an indication of its future performance, and no assurance can be given as to the index closing value of the Russell 2000® Index on the valuation date.

RTY Index Daily Index Closing Values January 1, 2013 to September 24, 2018

NASDAQ-100 Index® Index Historical Performance

The following graph sets forth the daily index closing values of the NASDAQ-100 Index® for each quarter in the period from January 1, 2013 through September 24, 2018. You should not take the historical values of the NASDAQ-100 Index® as an indication of its future performance, and no assurance can be given as to the index closing value of the NASDAQ-100 Index® on the valuation date.

NDX Index Daily Index Closing Values January 1, 2013 to September 24, 2018

Dow Jones Industrial AverageSM Historical Performance

The following graph sets forth the daily index closing values of the Dow Jones Industrial AverageSM for each quarter in the period from January 1, 2013 through September 24, 2018. You should not take the historical values of the Dow Jones Industrial AverageSM as an indication of its future performance, and no assurance can be given as to the index closing value of the Dow Jones Industrial AverageSM on the valuation date.

INDU Index Daily Index Closing Values January 1, 2013 to September 24, 2018